Exhibit 99.1

Aptinyx Appoints Joan W. Miller, M.D. to Board of Directors

EVANSTON, Ill., May 10, 2021 -- Aptinyx Inc. (Nasdaq: APTX), a clinical-stage biopharmaceutical company developing transformative therapies for the treatment of brain and nervous system disorders, today announced the election of Joan W. Miller, M.D., to the company’s Board of Directors. Dr. Miller currently serves as the David Glendenning Cogan Professor of Ophthalmology and Chair of the Department of Ophthalmology at Harvard Medical School, as well as Chief of Ophthalmology at both Massachusetts Eye and Ear and Massachusetts General Hospital, and Ophthalmologist-in-Chief at Brigham and Women’s Hospital.

“We are delighted to welcome Joan to the Aptinyx Board of Directors,” said Norbert Riedel, Ph.D., chief executive officer of Aptinyx. “Joan is a highly accomplished physician scientist, academic executive, and healthcare leader. Her distinguished track record as a researcher, clinician, and leading authority in the field of ophthalmology will serve as an invaluable resource to Aptinyx as we advance new therapeutic candidates for people living with serious central nervous system disorders.”

Dr. Miller has extensive experience in academic medicine, clinical trials, and clinical research, including the development of the first FDA-approved therapies for age-related macular degeneration (AMD), and is an internationally recognized expert in the field of retinal diseases. Dr. Miller has authored more than 280 peer-reviewed articles and over 95 book chapters, review articles, or editorials. Dr. Miller is a member of the National Academy of Medicine, a Gold Fellow of the Association for Research in Vision and Ophthalmology (ARVO), and she has served on numerous Scientific Advisory Boards across the biopharmaceutical industry. She was the co-recipient of the 2014 António Champalimaud Vision Award, the highest distinction in ophthalmology and visual science. Throughout her career, Dr. Miller has been a pioneering figure in academic leadership, becoming the first female physician to achieve the rank of Professor of Ophthalmology at Harvard Medical School, and the first woman to serve as Chair of the Department of Ophthalmology. Additionally, she was the first woman to receive both the Mildred Weisenfeld Award for Excellence in Ophthalmology from ARVO, as well as the Charles L. Schepens Award from American Academy of Ophthalmology.

“I am pleased to be joining Aptinyx at this exciting juncture in the company’s pursuit of developing better therapeutic options for patients with serious neurological disorders,” said Dr. Miller. “I look forward to working together with the management and fellow members of the board in advancing these potentially transformational NMDA receptor modulator candidates to patients.”

Dr. Miller earned an S.B. in life sciences from the Massachusetts Institute of Technology and an M.D. cum laude from Harvard Medical School. She subsequently completed residency training in ophthalmology followed by a vitreoretinal clinical fellowship at Massachusetts Eye and Ear, Harvard Medical School.

About Aptinyx

Aptinyx Inc. is a clinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of proprietary synthetic small molecules for the treatment of brain and nervous system disorders. Aptinyx has a platform for discovery of novel compounds that work through a unique mechanism to modulate—rather than block or over-activate—NMDA receptors and enhance synaptic plasticity, the foundation of neural cell communication. The company has three product candidates in clinical development in central nervous system indications, including chronic pain, post-traumatic stress disorder, and cognitive impairment. Aptinyx is also advancing additional compounds from its proprietary discovery platform, which continues to generate a rich and diverse pipeline of small-molecule NMDA receptor modulators with the potential to treat an array of neurologic disorders. For more information, visit www.aptinyx.com or follow Aptinyx on Twitter @Aptinyx.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the company’s business plans and objectives, including future plans or expectations for the company’s product candidates, therapeutic effects of the company’s product candidates, expectations regarding the design, implementation, timing, the expected impact and contribution of our board of directors and executives to our business, and success of its current and planned clinical studies, and expectations regarding its uses and sufficiency of capital. Risks that contribute to the uncertain nature of the forward-looking statements include: the success, cost, and timing of the company’s product candidate development activities and planned clinical studies; the company’s ability to execute on its strategy; positive results from a clinical study may not necessarily be predictive of the results of future or ongoing clinical studies; regulatory developments in the United States and foreign countries; as well as those risks and uncertainties set forth in the company’s most recent Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Aptinyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor & Media Contact:

Nick Smith

Aptinyx Inc.

ir@aptinyx.com or corporate@aptinyx.com

847-871-0377

Source: Aptinyx Inc.